Exhibit 10.10

WESTMORELAND COAL COMPANY
Time-Based Cash Award Agreement

Name of Recipient:
Cash Award:
Grant Date:

Westmoreland Coal Company (the “Company”) has selected you (the “Recipient”) to receive the cash award described above, which is subject to the terms and conditions contained in this Time-Based Cash Award Agreement (this “Agreement”). The terms and conditions of the award of this cash award (the “Cash Award”) made to the Recipient are as follows:

1.
Issuance of Cash Award. The Cash Award is issued to the Recipient on the Grant Date set forth above, in consideration of employment services rendered and to be rendered by the Recipient to the Company. The Cash Award represents a promise to pay the stated dollar amount upon vesting in accordance with the vesting schedule set forth in Section 2. Unless and until the Cash Award vests, Recipient will have no right to receive cash. Recipient may not transfer, assign, pledge, hypothecate or otherwise dispose of the Cash Award at any time.

2.	Vesting.

(a)
Vesting Schedule. Except as otherwise provided in this Agreement, the Cash Award shall vest in accordance with the following vesting schedule: one-third of the total dollar amount shall vest on the first anniversary of the Grant Date and one-third of the total dollar amount shall vest at the end of each successive twelve-month period following the first anniversary of the Grant Date, through and including the third anniversary of the Grant Date. The cash payment, net of taxes, shall be paid out to the Recipient in the next administratively-feasible payroll, which shall be no later than 14 days from the date of vest.

(b)	Acceleration of Vesting. Notwithstanding the foregoing vesting schedule, all unvested Cash Awards shall vest in full effective immediately prior to the following events:

(1)	a Change in Control Event, in which case the cash payment, net of taxes, will be paid out to the Recipient in the next administratively-feasible payroll;

(2)
the death of the Recipient, in which case the cash payment, net of taxes, will be paid out to the Recipient's beneficiary (as designated in the Recipient's life insurance benefit under the Company's group plan) in the next administratively-feasible payroll; or

(3)
the Disability or Qualifying Retirement of the Recipient, in which case the cash payment, net of taxes, will be paid out to the Recipient on the next administratively-feasible payroll following the first day of the seventh month after the date of Separation from Service, or if earlier the death of the Recipient.

(c)	Definitions. For purposes of this Agreement:

(1)	“Change in Control Event.” A “Change in Control Event” shall mean:

(A)
the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the fair market value of the securities of the Company or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection a., any acquisition by any corporation pursuant to a Business Combination (as defined below) which meets clauses (x) and (y) of subsection c. of this definition shall not constitute a Change in Control Event; or

(B)
the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(C)
the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of 40% of the total gross fair market value of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, both of the following conditions are satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of all of the securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total value of all securities of the Company or the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan or related trust maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 20% or more of the fair market value of the then-outstanding securities of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).
Notwithstanding anything in this Agreement to the contrary, a Change in Control under this Section 2 will not be considered a Change in Control under this Agreement to extent inconsistent with Treasury Regulation Section 1.409A-3(i)(5).

(2)
“Disability” means a Separation from Service due to a disability as that term is used in the Company's long-term disability plan, if any; if not defined in the long-term disability plan, it means a Separation from Service due to a physical or mental infirmity which impairs the Recipient's ability to substantially perform his or her duties for a period of 180 consecutive days.

(3)
A “Qualifying Retirement” means a Separation from Service by the Recipient after the Recipient reaches the age of 62 with a minimum of 5 years service paying out at 50%, increasing to 100% payout when the Recipient reaches a combined age and service of 75 (e.g., age 65 with 10). The Company will pro-rate payout starting at age 62 with five years of service up to the 100% payout. In order to have a “Qualifying Retirement,” the Recipient must have a Separation from Service that occurs at least 6 months after Grant Date.

(4)
A “Separation from Service” means the Recipient's termination of employment with the Company as described in Treasury Regulation Section 1.409A-1(h). For purposes of the definition of Separation from Service, “Company” means a service recipient as defined in Treasury Regulation Section 1.409A-1(h)(3).

3.
Termination of Unvested Cash Awards Upon Employment Termination. In the event that the Recipient ceases to be employed by the Company for any reason or no reason, with or without cause, all of the Cash Awards that are unvested as of the time of such employment termination shall be terminated immediately and automatically, without the payment of any consideration to the Recipient, effective as of such termination of employment (except as provided above for death, Disability or Qualifying Retirement). The Recipient shall have no further rights with respect to any Cash Award that is so terminated, and shall have no further right to receive cash. If the Recipient is employed by a subsidiary of the Company, any references in this Agreement to employment with the Company, except as expressly provided otherwise, shall instead be deemed to refer to employment with such subsidiary.

4.	Tax Matters.

(a)
Acknowledgments. The Recipient acknowledges that he or she is responsible for obtaining the advice of the Recipient's own tax and financial advisors with respect to the federal and state tax considerations resulting from Recipient's receipt of the Cash Award. The Recipient understands that the Company will report to appropriate taxing authorities the payment to the Recipient of compensation income upon the vesting of the Cash Award. The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient's federal and state tax liability that may arise in connection with the Cash Award.

(b)
Withholding. The Recipient acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Recipient (including this Cash Award) any federal, state, local or other taxes of any kind required by law to be withheld with respect to the Cash Award.

5.	Miscellaneous.

(a)
Reduction of Cash Award as Excess Parachute Payment. In the event that the acceleration or payment of the Cash Award to Recipient would be considered a “parachute payment” within the meaning of Code Section 280G (a “Parachute Payment”), and when added to any other payment or benefit to Recipient from the Company would result in the Recipient being considered to receive an “excess parachute payment” within the meaning of Code Section 280G (an “Excess Parachute Payment”), the amount payable under the Cash Award to Recipient will be eliminated or reduced to the amount necessary so that, when added to any other Parachute Payments made to Recipient, the Recipient would not receive an Excess Parachute Payment.

(b)
Authority of Compensation and Benefits Committee. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation and Benefits Committee shall have all of the authority and discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Cash Awards at any time (provided that payment of the Cash Award may not be made before the time described in Section 2). If so accelerated, such awards will be considered as having vested as of the date specified by the Committee. All decisions and actions by the Compensation and Benefits Committee with respect to this Agreement shall be made in the Compensation and Benefits Committee's discretion and shall be final and binding on the Recipient.

(c)
No Right to Continued Employment. The Recipient acknowledges and agrees that, notwithstanding the fact that the vesting of the Cash Award is contingent upon his or her continued employment by the Company, this Agreement does not constitute an express or implied promise of continued employment or confer upon the Recipient any rights with respect to continued employment by the Company.

(d)	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflict of law provisions.

(e)
Compliance with Internal Revenue Service Tax Code. Section 409A of the Code imposes a number of requirements on “non-qualified deferred compensation plans and arrangements.” This Agreement shall be operated in compliance with Section 409A of the Code and each provision shall be interpreted, to the extent possible, to comply with Section 409A of the Code. Notwithstanding any provision to the contrary, in the event that the Employer determines that any provision of this Agreement is not in compliance with Section 409A of the Code, the Employer may (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Employer determines necessary or appropriate to preserve the intended tax treatment of benefits provided by this Agreement and/or (ii) take such other actions as the Employer determines necessary or appropriate to comply with the requirements of Section 409A of the Code. Recipient's right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(f)	Binding Agreement. This Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties hereto.

(g)	Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

(h)
Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

(i)
Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.

WESTMORELAND COAL COMPANY By: _____________________________________
Name: Jennifer S. Grafton
Title: General Counsel and Secretary

Accepted and Agreed:

_____________________________________
Name: